Exhibit 5.1
March 31, 2011
SciQuest, Inc.
6501 Weston Parkway, Suite 200
Cary, North Carolina 27513
Ladies and Gentlemen:
     We have acted as counsel to SciQuest, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of 900,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) held by certain stockholders (the “Selling Stockholders”) of the Company (the “Shares”), which includes 117,391 shares that are subject to an over-allotment option granted by the Selling Stockholders to the underwriters in the offering, as set forth in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on or about the date hereof (as may be subsequently amended and/or supplemented through the date of the sale of the Shares, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).
     This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.
     We have examined the Registration Statement and related prospectus and the form of amended and restated certificate of incorporation of the Company (the “Restated Certificate”), which has been filed with the SEC as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     In rendering the opinions set forth below, we have assumed the Restated Certificate has been filed with the Delaware Secretary of State and the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all records, documents and instruments submitted to us as originals, the conformity to the originals of all records, documents and instruments submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter records, documents and instruments.
     We express no opinion concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.
     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement. No opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date the Registration Statement becomes effective under the Securities Act and we assume no obligation to revise or supplement this opinion thereafter.

Very truly yours, MORRIS, MANNING & MARTIN, LLP
By:	/s/ Grant W. Collingsworth
A Partner